Exhibit 6(a)(viii)

                                LETTER AGREEMENT

                           SSgA Special Small Cap Fund
                  SSgA International Growth Opportunities Fund
                            SSgA High Yield Bond Fund

                             Distribution Agreement


April 28, 1998


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Distribution Agreement between The SSgA Funds and Russell Fund Distributors, Inc., dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Special Small Cap Fund, SSgA International Growth Opportunities Fund, and SSgA High Yield Bond Fund (collectively, the "Funds"), and that the SSgA Funds desire Russell Fund Distributors, Inc. to serve as Distributor with respect to the Funds pursuant to the terms and conditions of the Distribution Agreement. The fee to be charged by Distributor to the Funds in return for its services will be as set forth in the Distribution Agreement.

Notwithstanding anything to the contrary in Paragraph 14, the initial term of the Distribution Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Distributor to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    --------------------
    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED
-------------------------

Russell Fund Distributors, Inc.


By: /s/J. David Griswold
    --------------------
    J. David Griswold
    Associate General Counsel and
    Assistant Secretary